EXHIBIT 10.56

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (the “Agreement”), effective as of July 9, 2012, is made by and between Duke Energy Corporation, and Lloyd Yates (the “Employee”), an employee of Duke Energy Corporation or one of its subsidiaries or affiliates (collectively referred to herein as the “Company”).

1.              Retention Award.

(a)        Grant of Retention Award.   In consideration of the Employee’s continuing service for the Company, the Company hereby grants to the Employee the opportunity to earn a retention award (the “Retention Award”) pursuant to the terms of this Agreement in the amount of one million dollars ($1,000,000).

(b)         Vesting Schedule.   Subject to earlier forfeiture as described below, the Retention Award shall become fully vested in its entirety if the Employee is continuously employed by the Company until the second (2nd) anniversary of the closing of the Merger (as defined in the Agreement and Plan of Merger by and among Duke Energy Corporation, Diamond Acquisition Corporation and Progress Energy, Inc., dated as of January 8, 2011) (the “Vesting Date”).

(c)       Forfeiture of Retention Award.  The Employee shall forfeit the Retention Award in its entirety upon (i) failing to remain continuously employed with the Company for any reason through the Vesting Date in accordance with Section 1(b) or (ii) breaching this Agreement.  For purposes of clarity, the Retention Award shall be forfeited in the event that the Employee is entitled to payments under the terms of the Progress Energy, Inc. Management Change-in-Control Plan.

2.         Crediting of Vested Retention Award.  In the event the Retention Award becomes fully vested in accordance with Section 1(b), the vested Retention Award (less applicable taxes, including employment taxes, upon vesting) shall be credited on the Vesting Date to a subaccount under the Duke Energy Corporation Executive Savings Plan (the “Plan”), which subaccount shall be credited with gains and losses in accordance with the terms of the Plan and shall be paid to the Employee in the form of monthly installments over a period of seven years as provided under the terms of the Plan.  Except as explicitly set forth herein, no payments made pursuant to this Agreement will be considered when determining the Employee’s benefits under the Company’s other benefit plans (e.g., 401(k) plan, defined benefit pension plan, etc.).

3.        Miscellaneous.  The contingent rights set forth in this Agreement are not transferable otherwise than by will or the laws of descent and distribution.  Nothing in this Agreement shall restrict the right of the Company to terminate the Employee’s employment at any time with or without “cause”.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and the Employee’s beneficiaries, executors, administrators, heirs and successors.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted.  The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.  Except to the extent pre-empted by federal law, this Agreement and the Employee’s rights under it shall be construed and determined in accordance with the laws of the State of North Carolina.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior communications, representations and negotiations in respect thereto.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Company, or its delegate, shall have final authority to interpret and construe this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Employee and the Employee’s legal representative in respect of any questions arising under this Agreement.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties.  Any payments to Employee under this Agreement shall be paid from the Company’s general assets, and Employee shall have the status of a general unsecured creditor with respect to the Company’s obligations to make payments under this Agreement.

4.         Confidentiality of this Agreement.  The Employee specifically agrees and understands that the existence and terms of this Agreement are strictly CONFIDENTIAL and that such confidentiality is a material term of this Agreement.  Accordingly, except as required by law, any judicial or administrative federal, state or local agency or unless authorized to do so by the Company in writing, the Employee agrees that the Employee shall not communicate, display or otherwise reveal the existence or contents of this Agreement to anyone other than the Employee's attorney, spouse, tax advisor or financial advisor, provided, however, that they are instructed of the confidential nature of this Agreement and the Employee obtains their agreement to be bound by the same.  Any violation of the requirements of this Section 4 shall result in the forfeiture of this Retention Award.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth herein.

EMPLOYEE	DUKE ENERGY CORPORATION
___/s/ LLOYD YATES_______________	By: __/s/ JENNIFER L. WEBER________ Jennifer L. Weber Executive Vice President and Chief Human Resources Officer